Exhibit 10.2

December 15, 2020

Aaron Klusman

2701 E. Camelback Road

Phoenix, Arizona 85016

Re:	Binding Letter of Intent to Purchase the Equity of Klusman Family Holdings, LLC

Dear Mr. Klusman:

This binding letter of intent (this “Letter”) is intended to summarize the principal terms by which Chee Corp., a Nevada corporation (“Buyer”), will acquire 100% of the equity membership interest in Klusman Family Holdings, LLC (the “Company”), from you (“Seller”), as sole member of the Company. The acquisition is referred to as the “Transaction,” and Buyer and Seller are referred to collectively as the “Parties.”

1.             Acquisition of Membership Interest and Purchase Price.

(a)           Subject to the satisfaction of the conditions described in this Letter, at the closing of the Transaction, which is anticipated to occur on or about January 1, 2021 (the “Closing”), Buyer will acquire 100% of the equity membership interests in the Company (the “Membership Interest”), free and clear of all encumbrances, at the purchase price set forth in Section 1(b).

(b)           The purchase price for the Membership Interest will be One Million Five Hundred Thousand Dollars ($1,500,000) (the “Purchase Price”), payable as follows:

(i)            $50,000 of the Purchase Price has already been remitted to the Seller, which constitutes a non-refundable, non-interest bearing deposit; and

(ii)           $1,450,000 will be paid pursuant to a payment schedule to be negotiated in good faith by the Parties. Payment of this portion of the Purchase Price will be secured by a pledge of the Membership Interest.

(c)           Additionally, the Buyer will issue to the Seller 10,945,250 restricted shares of common stock of the Buyer.

2.             Other Terms of Transaction.

(a)            Excluded Assets.

(i)            The following assets of the Company are not part of the Transaction and will be distributed to the Seller by the Company prior to the closing:

a.       31,265,982 shares of common stock of Rivulet Media, Inc., a Delaware corporation;

b.       3,500,000 membership units, constituting a 77.8% membership interest, in Farm House Partners, LLC, an Arizona limited liability company; and

c.       That certain real property located at 1405 10th Street, Coronado, California.

(b)           Upon consummation of the Transaction, Seller will be appointed (or confirmed as) manager of the Company.

3.            Definitive Agreement. As soon as reasonably practicable after the full execution of this Letter, the Parties will commence to negotiate and document a definitive purchase agreement (the “Definitive Agreement”) relating to Buyer’s acquisition of the Membership Interest. The Definitive Agreement will include the terms summarized in this Letter and such other representations, warranties, conditions, covenants, indemnities, and other terms that are customary for transactions of this kind and are not inconsistent with this Letter. The Parties will also commence to negotiate and document ancillary agreements necessary for the Transaction, including (i) an assignment and assumption agreement, and (ii) a promissory note and pledge agreement.

4.            Conditions. Buyer’s obligation to close the proposed Transaction will be subject to customary conditions, including:

(a)           Buyer’s satisfactory completion of due diligence;

(b)           the Parties’ execution of the Definitive Agreement and the ancillary agreements;

(c)           the receipt of any necessary regulatory approvals and third party consents; and

(d)           there being no material adverse change in the real property, fixtures, or assets of the Company (the “Business”) prior to the Closing.

5.            Due Diligence. Beginning on the date of execution of this Letter and continuing until entry into the Definitive Agreement, Seller and the Company will authorize its management to allow Buyer and its advisors full access to the facilities, records, key employees, customers, suppliers, and advisors of the Business for the purpose of completing Buyer’s due diligence review. The due diligence investigation may include, but is not limited to, a review of the financial, legal, tax, intellectual property, and labor records and agreements of the Business, and any other matters as Buyer’s accountants, tax and legal counsel, and other advisors deemed relevant.

6.            Covenants of Seller. During the period from the full execution of this Letter through the execution of the Definitive Agreement, Seller will cause the Company to: (i) conduct the Business in the ordinary course in a manner consistent with past practice, (ii) maintain its real property, fixtures, and other assets in good working condition (normal wear and tear excepted), and (iii) use its best efforts to maintain the Business and employees, customers, real property, fixtures, assets, and operations as an ongoing concern in accordance with past practice.

7.            Exclusivity. In consideration of the expenses that Buyer has incurred and will incur in connection with the proposed Transaction, Seller agrees that until such time as this Letter has terminated in accordance with the provisions of paragraph 8 (such period, the “Exclusivity Period”), neither Seller nor any of the Company’s representatives, officers, employees, directors, agents, subsidiaries, or affiliates (the “Seller Group”) shall initiate, solicit, entertain, negotiate, accept, or discuss, directly or indirectly, any proposal or offer from any person or group of persons other than Buyer and its affiliates (an “Acquisition Proposal”) to acquire all or any portion of the Membership Interest or the real property, fixtures, or assets of the Company, whether by merger, purchase of membership interests, purchase of assets, tender offer, or otherwise, or provide any non-public information to any third party in connection with an Acquisition Proposal or enter into any agreement, arrangement, or understanding requiring it to abandon, terminate, or fail to consummate the Transaction with Buyer. Seller agrees to immediately notify Buyer if any member of the Seller Group receives any indications of interest, requests for information, or offers in respect of an Acquisition Proposal, and will communicate to Buyer in reasonable detail the terms of any such indication, request or offer, and will provide Buyer with copies of all written communications relating to any such indication, request, or offer. Immediately upon execution of this Letter by Buyer, Seller shall, and shall cause the Seller Group to, terminate any and all existing discussions or negotiations with any person or group of persons other than Buyer and its affiliates regarding an Acquisition Proposal. Seller represents that no member of the Seller Group is party to or bound by any agreement with respect to an Acquisition Proposal other than under this Letter.

8.             Termination. This letter will automatically terminate and be of no further force and effect upon the earlier of (i) execution of the Definitive Agreement by Buyer and Seller, or (ii) mutual agreement of Buyer and Seller. Notwithstanding anything in the previous sentence, paragraphs 9, 10, and 12 shall survive the termination of this Letter and the termination of this Letter shall not affect any rights any Party has with respect to the breach of this Letter by another Party prior to such termination.

9.             GOVERNING LAW. THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH INTERNAL LAWS OF THE STATE OF ARIZONA, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF ARIZONA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY JURISDICTION OTHER THAN THOSE OF THE STATE OF ARIZONA.

10.           Confidentiality. Each Party agrees to keep the terms of this Letter confidential to the Parties and their representatives, provided, however, that the Buyer may make any disclosures relating to this Letter that may be advisable or required under the Securities Exchange Act of 1934 or its regulations.

11.           No Third Party Beneficiaries. Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon any person or entity other than the Parties and their successors or assigns, any rights or remedies under or by reason of this Letter.

12.           Expenses. The Parties will each pay their own transaction expenses, including the fees and expenses of attorneys, investment bankers, and other advisors incurred in connection with the Transaction.

13.           Binding Agreement. This Letter reflects the binding agreement of the Parties.

14.           Miscellaneous. This Letter may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement. The headings of the various sections of this Letter have been inserted for reference only and shall not be deemed to be a part of this Letter.

If you are in agreement with the terms set forth above and desire to proceed with the proposed Transaction on that basis, please sign this Letter in the space provided below and return an executed copy to the Buyer.

Very truly yours,

Chee Corp.

/s/ Michael Witherill
Michael Witherill, Secretary and Treasurer

Agreed to and accepted:

/s/ Aaron Klusman
Aaron Klusman, individually and as sole member of the Company